EX-99.d.i.9

DIMENSIONAL ETF TRUST

DIMENSIONAL U.S. SMALL CAP ETF

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this ____ day of _________, 202_, by and between Dimensional ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the Dimensional U.S. Small Cap ETF (the “ETF Fund”), a separate series of the Trust, and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (the “Manager”).
1. Investment Advisory Services.  The Trust hereby employs the Manager to manage the investment and reinvestment of the assets of the ETF Fund, to review and supervise the investment and reinvestment of the assets of the ETF Fund, to determine in its discretion the securities and instruments to be purchased or sold and the portion of the ETF Fund’s assets to be uninvested, to provide the Trust with records concerning the Manager’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and the Board of Trustees of the Trust (the “Board”), all in compliance with the investment objective(s), policies, and limitations set forth in the ETF Fund’s registration statement, and applicable laws and regulations, or as the Trust may instruct the Manager in writing.  The Manager accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the investment advisory services described herein on the terms and for the compensation provided herein.
2. Portfolio Transactions.  The Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the ETF Fund and is directed to use its best efforts to obtain the best available prices and most favorable executions, except as prescribed herein.  It is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or to the ETF Fund, or be in breach of any obligation owing to the Trust or to the ETF Fund under this Agreement, or otherwise, solely by reason of its having caused the ETF Fund to pay a member of a securities exchange, a broker, or a dealer a commission for effecting a securities transaction for the ETF Fund in excess of the amount of commission another member of an exchange, broker, or dealer would have charged if the Manager determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or the Manager’s overall responsibilities with respect to its accounts, including the Trust, as to which it exercises investment discretion.  The Manager will promptly communicate to the officers and trustees of the Trust such information relating to transactions for the ETF Fund as they may reasonably request.
3. Non-Investment Advisory Services.  The Trust hereby employs the Manager to provide certain non-investment advisory services for the ETF Fund, subject to the direction of the officers and the Board on the terms hereinafter set forth.  Specifically, the Manager shall perform or arrange for the performance, as applicable, at its own expense (except as provided in Section 4 or unless otherwise agreed to by the Manager and the Trust, in which case at the Trust’s expense), the following services to the Trust on behalf of the ETF Fund to the extent that any such services are not otherwise provided by any other service provider to the Trust:
(i)
monitor and evaluate the services provided to the Trust for the benefit of the ETF Fund by the ETF Fund’s custodian, transfer and dividend disbursing agents, printers, insurance carriers (as well as insurance agents and insurance brokers), independent public accountants, legal counsel and other persons and entities who provide similar services to the Trust for the benefit of the ETF Fund;

(ii)	monitor the preparation of periodic reports and notices of distributions to shareholders of the ETF Fund;
(iii)	coordinate, monitor and evaluate the daily pricing and valuation of the ETF Fund’s investment portfolio;
(iv)	monitor the ETF Fund’s compliance with recordkeeping requirements of applicable federal, state, and foreign laws and regulations;
(v)	assist the ETF Fund to comply with the provisions of applicable federal, state, and foreign tax laws and tax regulations;
(vi)
assist the ETF Fund to comply with the provisions of applicable federal, state, local and foreign securities, organizational and other laws that govern the business of the Trust in respect of the ETF Fund, including with respect to the preparation of registration statements and other materials in connection with the offering of the ETF Fund’s shares;

(vii)
monitor and coordinate the provision of trade administration oversight services to the ETF Fund, including settlement oversight services, reconciliation services, collateral management oversight services, and similar services, including recommending corrective action;

(viii)	assist the ETF Fund to conduct meetings of the ETF Fund’s shareholders if and when called by the Board;
(ix)
furnish such information to the Board as the Board may reasonably require in connection with the annual approval of this Agreement, and coordinate the provision of such other information as the Board may reasonably request; and

(x)	provide the shareholders of the ETF Fund with such information regarding the operation and affairs of the ETF Fund, and their investment in its shares, as they or the Trust may reasonably request.
The Manager shall determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to the ETF Fund’s underlying index (for an index exchange-traded fund) or portfolio (for an actively managed exchange-traded fund), as applicable (such securities, the “creation basket”), in exchange for creation units for the ETF Fund, and the securities that will be applicable that day to redemption requests received for the ETF Fund (the “redemption basket”), including as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s custodian or other service provider, as necessary, with respect to such designations). The Manager shall determine the securities to be included in any “custom basket” pursuant to Rule 6c-11 under the Investment Company Act of 1940, as amended (the “1940 Act”), and any compliance policies and procedures of the Trust related thereto.
The Manager accepts such employment and agrees to provide or coordinate the provision of the non-investment advisory services specified above in this Section 3 for the compensation provided in Section 5.  The Manager is not required at its own expense to provide non-investment advisory services to the Trust under this Agreement except as specified in this Section 3.  The Manager may provide additional non-investment advisory services, i.e., those not specified in this Section 3, for the benefit of the ETF Fund subject to terms mutually agreed upon by the Trust and the Manager.
Subject to approval or ratification by the Board, the Manager may delegate to one or more entities some or all of the services for the ETF Fund described in this Section 3 for which the Manager is responsible, provided that the Manager will be responsible for supervising such entities and paying the compensation, if any, of such entities for such services to the ETF Fund, except as otherwise agreed to by the Manager and the Trust.
4. Expenses of the Trust.  Other than as provided for in Sections 1 and 3, the Trust shall be responsible for all of its own fees, expenses, charges, assessments, taxes, and other costs incurred in its operations, whether incurred directly by the Trust or incurred by the Manager  on behalf of the Trust (together, “fees and expenses”).  Such fees and expenses payable by the Trust shall include, but are not limited to:
i.	Fees and expenses paid to the Manager as provided herein;
ii.	Brokerage fees and commissions in connection with the purchase and sale of securities for the ETF Fund;
iii.
Fees and expenses of transfer and dividend disbursing agents, sub-transfer agents, custodians, securities lending agents, administrators and shareholder servicing and record-keeping agents, including the expenses of issue, repurchase or redemption of its shares;

iv.
Fees and expenses of registering and maintaining the registration of the ETF Fund and its shares under federal and any applicable state laws; including the printing and distribution of prospectuses to its existing shareholders;

v.	Fees and expenses incident to meetings of the shareholders of the Trust, reports to the ETF Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the ETF Fund’s and the Trust’s legal existence;

vi.	Fees and expenses of all audits by independent public accountants;
vii.	Fees and expenses of legal counsel to the ETF Fund and/or the trustees, including the legal fees related to the registration and continued qualification of the ETF Fund’s shares for sale;
viii.	Compensation of, and fees and expenses incurred by those individuals serving as, trustees who are not trustees, officers, employees or shareholders of the Manager or any of its affiliates;
ix.
Fees and expenses relating to the pricing and return data of ETF Fund assets and related indices to the extent necessary for disclosure in regulatory filings for the Trust, including expenses of obtaining quotations for calculating the value of the ETF Fund’s net assets;

x.	The ETF Fund’s pro rata portion of fidelity bond, errors and omissions, and directors and officers liability insurance premiums;
xi.	The ETF Fund’s pro-rata portion of fees and expenses in connection with membership in investment company organizations or trade associations, as approved by the Board;
xii.
Salaries and other compensation, in whole or in part, of officers and employees of the Trust who are not officers, trustees, or employees of the Manager or its affiliates (provided, however, notwithstanding the employment of officers or personnel by the Manager, the Trust shall be responsible for its pro rata portion of any salary and other compensation as may be payable to the Trust’s chief compliance officer);

xiii.	Fees and expenses incident to meetings of the Board;
xiv.	Taxes and other governmental fees levied against the ETF Fund, and the preparation of the Trust’s tax returns;
xv.	Investment fees and expenses of the ETF Fund, including the interest expense of borrowing money;
xvi.	Fees and expenses associated with obtaining tax reclaims for the ETF Fund;
xvii.
Fees and expenses associated with preparing the ETF Fund’s filings with the Securities and Exchange Commission, Commodity Futures Trading Commission, National Futures Association, or other government agency or regulatory body and any costs associated with disclosure, reporting and recordkeeping requirements with respect to such filings

xviii.	Fees and expenses associated with regulatory inquiries and examinations, regulatory proceedings, and regulatory investigations of the ETF Fund;

xix.	Fees and expenses incurred in connection with any litigation or regulatory proceeding, including class action proceedings, bankruptcy proceedings, and responses to subpoenas of any kind;
xx.	Extraordinary fees and expenses of the ETF Fund;
xxi.
Fees and expenses associated with trade administration oversight services with respect to reconciliations, including:  (a) assistance with ETF Fund valuation and tax lot accounting; (b) daily reconciliation of the ETF Fund’s cash and positions with the ETF Fund’s custodians; (c) detailed reconciliations of the ETF Fund’s net asset value; and (d) maintenance of books and records of portfolio transactions;

xxii.
Fees and expenses associated with trade administration oversight services with respect to settlement oversight, including: (a) capturing information for trades executed for the ETF Fund and corporate action elections and transmitting such information to custodians, other fund service providers and other third parties such as securities lending agents; and (b) coordinating with custodians and brokers to identify, investigate and resolve all unmatched and failed trades and matters related to corporate actions;

xxiii.
Fees and expenses associated with trade administration oversight services with respect to collateral management oversight, including: (a) the administration of the ETF Fund’s margin accounts; (b) calculation and management of daily margin calls; (c) transmission of instructions related to collateral settlement; and (d) reviews of collateral eligibility and substitute collateral;

xxiv.	Fees and expenses related to the ETF Fund’s, not the Manager’s, compliance program;
xxv.	Fees and expenses associated with oversight of the securities lending activities of the ETF Fund to the extent permissible by law; and
xxvi.
Fees and expenses associated with the voting of proxies (or other requests for consent or approval of interest holders) with respect to securities or other assets held by the ETF Fund, including certain research services, as approved by the Board.

The ETF Fund, at its expense, may enter into agreements with one or more entities (including the Manager) to perform some or all of the services related to the fees and expenses of the ETF Fund specified above in this Section 4 or such other services that may be requested by the Board from time to time.  Payment by the Manager of the fees and expenses that shall be borne by the ETF Fund under this Agreement shall not prejudice the Manager’s right to seek reimbursement for such fees and expenses or to provide for the future payment by the ETF Fund of such fees and expenses.

In carrying out its responsibilities under Section 3 of the Agreement, to the extent the Manager deems necessary or desirable and at the expense of the ETF Fund, the Manager shall be entitled to consult with, and obtain the assistance of, the persons described in clause (i) of Section 3 that provide services to the Trust.
To the extent there is uncertainty as to whether a fee or expense should be borne by the Trust, the Board will have discretion to determine, in consultation with the Manager and consistent with applicable law, whether the Trust will bear such fee or expense.
5. Compensation of the Manager.  For the services to be rendered by the Manager as provided in this Agreement, the Trust shall pay to the Manager a fee computed on the aggregate net asset value of the ETF Fund as of the close of each business day and payable monthly at the annual rate of 0.30%.  In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.
6. Reports.  The Trust and the Manager agree to furnish to each other information with regard to their respective affairs as each may reasonably request.
7. Status of the Manager.  The services of the Manager to the Trust, or with respect to the ETF Fund, are not to be deemed exclusive, and the Manager shall be free to render similar services to others, as long as its services to the Trust or to the ETF Fund are not impaired thereby.  The Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way, or otherwise be deemed an agent of the Trust.
8. Liability of the Manager.  No provision of this Agreement shall be deemed to protect the Manager against any liability to the Trust or the shareholders of the ETF Fund to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.
9. Permissible Interests.  Subject to and in accordance with the charters of the Trust and the Manager, respectively, trustees, officers, and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as trustees, officers, or shareholders, or otherwise; trustees, officers, agents, and shareholders of the Manager are or may be interested in the Trust as trustees, officers, shareholders, or otherwise; and the Manager (or any successor) is or may be interested in the Trust as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by said charters and the provisions of the 1940 Act.
10. Duration and Termination.  This Agreement shall become effective on _______, 202_ and shall continue in effect until _________, 202_, and thereafter, only if such continuance is approved at least annually by a vote of the Board, including the vote of a majority of the trustees who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval.  In addition, the question of continuance of this Agreement may be presented to the shareholders of the ETF Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the ETF Fund.

This Agreement may at any time be terminated without payment of any penalty either by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of the ETF Fund, on not more than (60) sixty days’ written notice to the Manager.
This Agreement shall automatically terminate in the event of its assignment.
This Agreement may be terminated by the Manager after ninety (90) days’ written notice to the Trust.
Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at any office of such party.
As used in this Section, the terms “assignment,” “interested persons,” “voting securities,” and a “majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section 2(a)(42) of the 1940 Act and Rule 18f‑2 thereunder.
11. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.
12. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas.
13. Use of Names.  The Manager and the Trust agree that the Manager has a proprietary interest in the names “DFA” and “Dimensional,” and that the Trust and/or ETF Fund may use such names only as permitted by the Manager, and the Trust further agrees to cease use of such names promptly after receipt of a written request to do so from the Manager.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this ____ day of __________, 202_.

DIMENSIONAL FUND ADVISORS LP	DIMENSIONAL ETF TRUST

By: DIMENSIONAL HOLDINGS INC., General Partner

By: _______________________________________	By: _______________________________________
Name	Name
Title	Title